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                      June 16, 2023

       Yang Yu
       Chairman of the Board of Directors
       Wah Fu Education Group Ltd
       L207b, Hesheng Fortune Plaza, No.13 Deshengmenwai Street
       Xicheng District, Beijing, China 100088

                                                        Re: Wah Fu Education
Group Ltd
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2022
                                                            Filed August 1,
2022
                                                            File No. 001-38619

       Dear Yang Yu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Richard J. Anslow, Esq.